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                                                                     EXHIBIT 8.1
                                                                     -----------


                         [LETTERHEAD OF ALSTON & BIRD]

                              Form of Tax Opinion


                               ___________, 1998


Physician Sales & Service, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216

Gulf South Medical Supply, Inc.
One Woodgreen Place
Madison, Mississippi 39110

          Re:  Proposed Plan of Merger Involving Physician Sales & Service, Inc.
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               and Gulf South Medical Supply, Inc.
               -----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Physician Sales & Service, Inc. ("PSS"), a corporation organized and existing under the laws of the State of Florida, in connection with the proposed merger of PSS Merger Corp ("Merger Corp"), a newly-formed wholly-owned subsidiary of PSS, with and into Gulf South Medical Supply, Inc. ("Gulf South"), a Delaware corporation, with Gulf South as the surviving entity (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and among PSS, Merger Corp and Gulf South, made and entered into as of December 14, 1997 (the "Agreement"). In our capacity as counsel to PSS, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Agreement;

     (2) the Joint Proxy Statement/Prospectus of PSS and Gulf South included in Registration Statement on Form S-4; and

     (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and
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representations as we have deemed relevant and necessary through consultation with various officers and representatives of PSS and Gulf South.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale and provide the combined organization with expanded geographic markets. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of the Agreement, at the Effective Time, Merger Corp shall be merged with and into Gulf South in accordance with the applicable provisions of the DGCL (the "Merger"). Gulf South shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of PSS and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of PSS, Merger Corp and Gulf South and by PSS, as the sole stockholder of Merger Corp.

          (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of PSS, Gulf South, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of PSS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Merger Corp Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Gulf South Common Stock.

          (c) Each share of Gulf South Common Stock (excluding shares held by any Gulf South Entity or any PSS Entity) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.75 shares of PSS Common Stock (the "Exchange Ratio").

          (3) The Exchange Ratio shall be proportionately adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of securities convertible into PSS Common Stock), recapitalization, reorganization or other like change with respect to such stock if the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reorganization or similar change for which a record date is not established) shall be prior to the Effective Time.

          (4) Each of the shares of Gulf South Common Stock held by any Gulf South Entity or by any PSS Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (5) Neither the holders of Gulf South Common Stock nor the holders of PSS Common Stock shall be entitled to dissenters' rights in connection with the Merger.

          (6) Notwithstanding any other provision of the Agreement, each holder of shares of Gulf South Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PSS Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of PSS Common Stock multiplied by the market value of one share of PSS Common Stock at the Effective Time. The market value of one share of PSS
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Common Stock at the Effective Time shall be the average of the last sale price of such common stock on the NASDAQ National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by PSS) for the ten most recent days that PSS Common Stock has traded, ending on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (7) At the Effective Time, each option granted by Gulf South to purchase shares of Gulf South Common Stock, which is outstanding immediately prior thereto (an "Option" or, collectively, the "Options"), granted by Gulf South under the Gulf South Stock Plans or otherwise, whether or not exercisable, shall be converted into and become rights with respect to PSS Common Stock, and PSS shall assume each Option, in accordance with the terms of the Gulf South Stock Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) PSS and its Compensation Committee shall be substituted for Gulf South and the Committee of Gulf South's Board of Directors (including, if applicable, the entire Board of Directors of Gulf South) administering the Gulf South Stock Plans, (ii) each Option assumed by PSS may be exercised solely for shares of PSS Common Stock, (iii) the number of shares of PSS Common Stock subject to such Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of Gulf South Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio and rounding up to the nearest whole cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this paragraph, each Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Option, within the meaning of Section 424(h) of the Code.

          (8) At the Effective Time, PSS shall assume the obligations of Gulf South under the Gulf South common stock purchase warrants outstanding at the Effective Time, and thereafter, upon exercise, the warrantholder shall receive the number of shares of PSS Common Stock equal to the product of (i) the Exchange Ratio and (ii) the number of shares of Gulf South Common Stock for which such warrant could have been exercised prior to the Merger.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

          (a) The fair market value of the PSS Common Stock, and other consideration, if any, received by each Gulf South shareholder will, in each instance, be approximately equal to the fair market value of the Gulf South Common Stock surrendered in exchange therefor.

          (b) There is no plan or intention by the shareholders of Gulf South who own five percent (5%) or more of the Gulf South Common Stock, and to the best of the knowledge of the management of Gulf South, there is no plan or intention on the part of the remaining shareholders of Gulf South to sell, exchange, or otherwise dispose of a number of shares of Gulf South Common Stock received in the Merger that would reduce the Gulf South shareholders' ownership of PSS Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding PSS Common Stock as of the same date. For purposes of this assumption, shares of PSS Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of PSS Common Stock will be treated as outstanding Gulf South Common Stock on the date of the Merger. Moreover, shares of Gulf South Common Stock and shares of PSS Common Stock held by Gulf South shareholders and otherwise sold, redeemed, or disposed of prior to and in a transaction that may be considered in connection with the Merger, or subsequent to the Merger will be considered in making this representation.
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          (c)   Following the Merger, Gulf South will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of Merger Corp's net assets and at least seventy percent (70%) of the fair market value of Merger Corp's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by Gulf South or Merger Corp to shareholders who receive cash or other property, amounts used by Gulf South or Merger Corp to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Gulf South will be included as assets of Gulf South or Merger Corp, respectively, immediately prior to the Merger.

          (d) Prior to the Merger, PSS will be in control of Merger Corp. For purposes of this Tax Opinion, "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

          (e) Gulf South has no plan or intention to issue additional shares of Gulf South Common Stock after the Merger that would result in PSS losing control of Gulf South.

          (f) PSS has no plan or intention to reacquire any PSS Common Stock issued in the Merger.

          (g) PSS has no plan or intention to liquidate Gulf South; to merge Gulf South with or into another corporation; to sell or otherwise dispose of the Gulf South Common Stock except for transfers of stock to corporations controlled by PSS; or to cause Gulf South to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Corp, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Gulf South.

          (h) The liabilities of Merger Corp assumed by Gulf South (including the liabilities to which the transferred assets of Merger Corp are subject), if any, were incurred by Merger Corp in the ordinary course of its business.

          (i) Following the Merger, Gulf South will continue its historic business or use a significant portion of its historic business assets in a business.

          (j) PSS, Merger Corp, Gulf South, and the shareholders of Gulf South will pay their respective expenses, if any, incurred in connection with the Merger.

          (k) There is no intercorporate indebtedness existing between PSS and Gulf South or between Merger Corp and Gulf South that was issued, acquired, or will be settled at a discount.

          (l) In the Merger, shares of Gulf South Common Stock representing control of Gulf South will be exchanged solely for PSS Common Stock. For purposes of this assumption, shares of Gulf South Common Stock exchanged for cash or other property originating with PSS will be treated as outstanding Gulf South Common Stock on the date of the Merger.

          (m) At the time of the Merger, Gulf South will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Gulf South that, if exercised or converted, would affect PSS's acquisition or retention of control of Gulf South.
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          (n)   PSS does not own, nor has it owned during the past five years, any Gulf South Common Stock.

          (o) Neither PSS nor Gulf South are investment companies. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

          (p) On the date of the Merger, the fair market value of the assets of Gulf South will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (q) Gulf South is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

          (r) The payment of cash to Gulf South shareholders in lieu of fractional shares of PSS Common Stock will not be a separately bargained for consideration, but rather will represent a mere mechanical rounding of the fractional share interests that may result from the Merger, and will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Gulf South shareholders in lieu of fractional shares of PSS Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger. No shareholder of Gulf South will receive an amount in cash greater than the value of one full share of PSS Common Stock in lieu of fractional shares.

          (s) None of the compensation received by any shareholder-employees of Gulf South will be separate consideration for, or allocable to, any of their shares of Gulf South Common Stock. None of the shares of PSS Common Stock received by any shareholder-employees in exchange for their shares of Gulf South Common Stock pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a Gulf South shareholder-employee who continues as an employee of PSS subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (t) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Gulf South's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests,
(b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) Gulf South is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Gulf South is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair
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market value of the stock of which is owned by Gulf South, in the case of a first-tier subsidiary of Gulf South, or by a controlled corporation, in the case of a lower-tier subsidiary.

          (u) The Agreement represents the entire understanding of PSS, Gulf South, and Merger Corp with respect to the Merger.

                                    OPINIONS
                                    --------

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

          (1) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of PSS, Merger Corp, and Gulf South will be a party to a reorganization within the meaning of Section 368(b).

          (2) No gain or loss will be recognized by PSS, Merger Corp or Gulf South as a consequence of the Merger.

          (3) No gain or loss will be recognized by any Gulf South shareholder upon the receipt of PSS Common Stock solely in exchange for its shares of Gulf South Common Stock.

          (4) The basis of the PSS Common Stock received by a Gulf South shareholder in the transaction will be the same as the basis of the Gulf South Common Stock surrendered in exchange therefor less the basis allocated to any fractional share of PSS Common Stock settled by cash payment.

          (5) The holding period of the PSS Common Stock received by a Gulf South shareholder (including the holding period of any fractional share interest) will include the holding period of the Gulf South Common Stock surrendered in exchange therefor, provided the Gulf South Common Stock was held as a capital asset on the date of the exchange.

          (6) The payment of cash to the Gulf South shareholder in lieu of fractional shares of PSS Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by PSS. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of PSS Common Stock redeemed as provided in Section 302(a).

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger, including for example any issues related to accounting methods or any income or gain recognition pursuant to Treasury Regulations issued under Section 1502 of the Code.

     This opinion is being provided solely for the use of Physician Sales & Service, Inc., Gulf South Medical Supply, Inc. and the shareholders of Gulf South Medical Supply, Inc. No other person or party shall be entitled to rely on this opinion.
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                              Very truly yours,



                              ALSTON & BIRD LLP